EXHIBIT 99.1

UTMD Reports Financial Performance for Second Calendar Quarter and First Half 2026

Contact: Brian Koopman (801) 566-1200July 23, 2026

Salt Lake City, Utah – Utah Medical Products, Inc. [Nasdaq: UTMD] reports second calendar quarter (2Q) and first half (1H) 2026 financial results with a continued decline in overall revenues in comparison to the same time periods in 2025.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.  Because of the relatively short span of time, results for any given three-month period in comparison with a previous three-month period may not be indicative of comparative results for the year as a whole.

Overview of Results

In brief, consolidated total 2Q 2026 revenues were $1,424 (14.3%) lower than in 2Q 2025, with 1H 2026 revenues $2,411 (12.3%) lower than in 1H 2025. The lower sales in comparison with the prior year’s periods were primarily the result of a lack of sales to UTMD’s two previously largest customers, representing a combined $1,065 loss in 2Q 2025 sales, which was 75% of the 2Q decline; and representing a combined $1,923 loss in 1H 2025 sales, which was 80% of the 1H decline. The total 2025 sales to these two former customers were $2,889, which UTMD planned to recover in sales of new products in 2026, mainly to other biopharma OEM customers. Sales to other biopharma new customers were just $211 in 1H 2026, a slower than expected gain. Additional period-to-period sales comparisons follow below.

UTMD’s profit margins compared to those of the prior year’s same periods follow:

	2Q 2026 (Apr – Jun)	2Q 2025 (Apr – Jun)	1H 2026 (Jan – Jun)	1H 2025 (Jan – Jun)
Gross Profit Margin (GP/ sales):	55.8%	56.2%	58.2%	56.6%
Operating Income Margin (OI/ sales):	31.1%	32.1%	30.2%	32.3%
Income B4 Tax Margin (EBT/ sales):	38.5%	38.5%	37.5%	39.1%
Net Income Margin (NI/ sales):	31.5%	30.6%	30.7%	31.0%

Despite a more favorable sales mix relative to 2Q 2025, UTMD’s Gross Profit (GP) margin in 2Q 2026 contracted somewhat as a result of lower sales than expected without proportionally lowering consolidated manufacturing overhead costs. Operating Income (OI) declined more than the GP decline due to $213 higher 2Q 2026 U.S. litigation costs compared to 2Q 2025, and $341 higher 1H 2026 litigation costs than in 1H 2025, which costs are included in Operating Expenses. Non-operating income in 2Q 2026 was about the same as in 2Q 2025, but $91 lower in 1H 2026 as a result of lower interest rates. A lower estimated average income tax provision rate helped to decrease the percentage period-to-period declines in Net Income (NI).  Share repurchases during 1H 2026 were minimal compared to the 1H of 2025. Please see the financial statements on the last page of this report.

UTMD’s June 30, 2026 Balance Sheet continued strong, with no debt. Ending Cash and Investments were $87.5 million compared to $85.8 million on December 31, 2025, after paying $2.0 million in cash dividends to stockholders, repurchasing $0.2 million of UTMD common stock, increasing non-cash working capital by $1.7 million (including increasing inventories by $1.1 million while reducing current liabilities by $0.5 million) and investing $0.3 million in capital expenditures during 1H 2026.

Revenues (sales) -2Q 2026

Total consolidated 2Q 2026 UTMD worldwide (WW) sales in USD terms were $8,529 compared to $9,953 in 2Q 2025.

Consistent with the projection in UTMD’s SEC 10-K Report at the beginning of the year, 1) sales of biopharma pressure monitoring devices and accessories to UTMD’s previously largest OEM customer, PendoTECH, were zero in 2Q 2026, which were $196 in 2Q 2025 domestic OEM sales, and 2) sales of blood pressure monitoring kits to UTMD’s previously largest distributor outside the U.S. (OUS) located in China were also zero, which were $870 in international sales in 2Q 2025.  The combined sales to those two entities, which were zero in 2Q 2026, were $1,066 in 2Q 2025 and $1,007 in 2Q 2024.

Domestic sales are invoiced in USD and obviously not subject to foreign currency conversion (FX) rate fluctuations. The components of domestic sales include 1) “direct non-Filshie device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “domestic Filshie device sales”. UTMD separates domestic Filshie device sales from other medical device sales direct to medical facilities because UTMD is simply a distributor for Femcare in the U.S.

In the aggregate, 2Q 2026 domestic sales were 11.9% lower, at just $5,166 compared to $5,865 in 2Q 2025. Non-PendoTECH domestic OEM sales were $166 higher, $52 of which were higher sales to new domestic biopharma customers. Domestic sales of the Filshie Clip System at $843 in 2Q 2026 were $263 lower than in 2Q 2025, a weak quarter following unusually strong sales in 1Q 2026.  Domestic direct sales of other devices were $406 lower than in 2Q 2025, about 90% of which were due to lower neonatal device sales.

OUS sales in 2Q 2026 were $725 (17.7%) lower at $3,363 compared to $4,088 in 2Q 2025.  Excluding the $870 lower sales to UTMD’s former China distributor mentioned above, 2Q 2026 OUS sales were $145 higher.  In 2Q 2026, 39% of OUS sales were direct to medical facilities located in Ireland, the UK, France, Canada, Australia and New Zealand, compared to 37% in 2Q 2025. OUS direct to end-user sales are invoiced in foreign currencies. There was a negligible foreign currency impact from a slightly weaker USD compared to other invoiced currencies.

Remaining OUS sales to distributors, excluding the China distributor, were $353 higher in 2Q 2026. These sales included export sales from the U.S. to OUS distributors invoiced in USD, and shipments to OUS distributors of products manufactured by UTMD subsidiaries in Ireland and the UK invoiced in EUR and GBP. The timing of shipments to OUS distributors can cause significant fluctuations in quarterly comparisons since distributors tend to order larger quantities each time in order to minimize transit and other logistical costs. UTMD’s Form SEC 10-Q for 2Q 2026, which will be filed in August, will provide further 2Q revenue segmentation details.

The portion of OUS sales invoiced in foreign currencies in USD terms was 25% of total WW consolidated 2Q 2026 sales compared to 31% in 2Q 2025. The average USD FX rates increased 2Q 2026 total consolidated sales $16 for sales invoiced in foreign currencies. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 2Q 2026 and 2Q 2025 for revenue purposes follow:

	2Q 2026	2Q 2025	Change
GBP	1.3424	1.3368	+0.4%
EUR	1.1564	1.1569	-
AUD	0.7112	0.6394	+11.2%
CAD	0.7225	0.7227	-

The $16 weighted average favorable impact on 2Q 2026 consolidated sales was negligible, about 0.2%.  In constant currency terms, foreign currency sales in 2Q 2026 in USD terms were 30.7% lower than in 2Q 2025. “Constant currency” sales means exchanging foreign currency sales into USD-denominated sales at the same FX rate as was in the previous period of time being compared.

Sales -1H 2026

Total consolidated 1H 2026 UTMD worldwide (WW) sales in USD terms were 12.3% lower at $17,252 compared to $19,663 in 1H 2025.

Sales of biopharma pressure monitoring devices and accessories to UTMD’s previously largest OEM customer, PendoTECH, were zero in 1H 2026, compared to $265 in domestic OEM sales in 1H 2025. Sales of blood pressure monitoring kits to UTMD’s previously largest distributor outside the U.S. (OUS) located in China were also zero in 1H 2026, compared to $1,658 in international sales in 1H 2025.  The combined 1H 2026 zero sales to those two entities were in comparison to $1,923 in 1H 2025 and $2,098 in 1H 2024.

Looking forward, the combined year 2026 sales to those two entities are expected to be zero compared to $2,458 in 2025 and $5,063 in 2024.  In its SEC Form 10-K at the beginning of 2026, UTMD planned to offset the 2025 revenue losses with new product sales in 2026, including sales to other biopharma OEM customers, projecting 2026 consolidated revenues about the same as in 2025.  Unfortunately, in 1H 2026 the new sales did not develop as quickly as expected, so that the beginning plan for 2026 full year revenues is now unlikely. Management’s current year 2026 sales projection, with continued substantial uncertainty, is a sales decline of 10-13% compared to 2025.

Domestic sales are invoiced in USD and obviously not subject to foreign currency conversion (FX) rate fluctuations. The components of domestic sales include 1) “direct non-Filshie device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “domestic Filshie device sales”. UTMD separates domestic Filshie device sales from other medical device sales direct to medical facilities because UTMD is simply a distributor for Femcare in the U.S.

In the aggregate, 1H 2026 domestic sales were 6.3% lower, at $10,727 compared to $11,448 in 1H 2025. Non-PendoTECH OEM sales were $222 higher, $74 of which were higher sales to new domestic biopharma customers. Domestic sales of the Filshie Clip System at $2,376 in 1H 2026 were $230 (+10.7%) higher than in 1H 2025. Domestic direct sales of other devices were $909 lower than in 1H 2025, about 70% of which were due to lower neonatal device sales.

OUS sales in 1H 2026 were $1,690 (20.6%) lower at $6,525 compared to $8,215 in 1H 2025.  Excluding the $1,658 lower sales to UTMD’s former distributor mentioned above, 1H 2026 OUS sales were $32 (0.4%) lower than in 2025. In 1H 2026, 41% of OUS sales were direct to medical facilities located in Ireland, the UK, France, Canada, Australia and New Zealand, compared to 37% in 1H 2025. OUS direct to end-user sales are invoiced in foreign currencies.

The portion of OUS sales invoiced in foreign currencies in USD terms was 26% of total WW consolidated 1H 2026 sales compared to 31% in 1H 2025. The average USD FX rates increased 1H 2026 total consolidated sales $185 for sales invoiced in foreign currencies. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 1H 2026 and 1H 2025 for revenue purposes follow:

	1H 2026	1H 2025	Change
GBP	1.3452	1.2977	+ 3.7%
EUR	1.1607	1.1155	+ 4.1%
AUD	0.7042	0.6329	+11.3%
CAD	0.7262	0.7094	+ 2.4%

The $185 weighted average favorable impact on 1H 2026 consolidated sales was 1.1%.  In constant currency terms, foreign currency sales in 1H 2026 expressed in USD were 28.7% lower than in 1H 2025.

Gross Profit (GP)

GP results from subtracting the cost of goods sold (CGS), comprised of costs of production including direct labor, manufacturing engineering, depreciation of equipment, maintenance and repairs, quality assurance including regulatory compliance, and purchasing including freight for receiving materials from suppliers, from revenues. CGS is divided into three categories: direct labor, raw materials and manufacturing overhead (MOH).  Direct labor and raw materials are predominantly variable costs, i.e. vary directly with revenues.  MOH contains many fixed costs consistent with the Company’s infrastructure, for example, supervision, quality assurance and engineering personnel, and depreciation of fixed assets.

In contrast to 1Q 2026, UTMD’s 2Q 2026 GPM was lower than in 2025 primarily because both trade and intercompany shipments from UTMD’s Ireland facility (UTMD Ltd) were lower while the Company retained the same staffing that it had to support the former China distributor and will be needed again for projected higher production requirements for new products in 2H 2026. UTMD Ltd is also the manufacturer and supplier of the Filshie Clip System to all UTMD subsidiaries worldwide, so lower intercompany Filshie sales to the U.S. in 2Q 2026 also contributed to Ireland’s lower 2Q GPM.  In contrast, UTMD’s consolidated 1H 2026 GPM was higher than in 1H 2025, as expected, due to a more favorable product mix without $1,658 low GP sales to the China distributor.

More specifically, 2Q 2026 GP was $837 (15.0%) lower than in 2Q 2025. GP in 1H 2026 was $1,093 (just 9.8%) lower than in 1H 2025 when sales were 12.3% lower. The consolidated 2Q 2026 GP margin (GPM) was 55.8% compared to 56.2% in 2Q 2025. The consolidated 1H 2026 GPM was 58.2% compared to 56.6% in 1H 2025.

Operating Income (OI)

OI results from subtracting Operating Expenses (OE) from GP.  OE are comprised of Sales and Marketing (S&M) expenses, General and Administrative (G&A) expenses and Product Development (R&D) expenses.

A lower GPM in 2Q 2026 on 14% lower sales compared to 2Q 2025 combined with $213 higher litigation expenses offset the beneficial impact of lack of intangible asset amortization expense in 2Q 2026, which was $531 in 2Q 2025. Consolidated OI of $2,649 was $547 (17.1%) lower compared to 2Q 2025 OI of $3,196. Despite the disappointing decline, UTMD’s 2Q 2026 OI margin (OI as a percentage of sales) remained a healthy 31.1%.

OI in 1H 2026 was $5,215 compared to $6,349 in 1H 2025, a decrease of $1,134 (17.9%), although with a continuing healthy OI margin of 30.2%.  The lower OI was the result of 12% lower sales despite a higher GPM, together with $41 higher OE. Unexpectedly, G&A OE in 1H were about the same in both years despite $574 lower IIA amortization expense because of $341 higher 1H 2026 litigation expenses and $135 higher 1H 2026 U.S. G&A self-insured health plan expenses. The higher litigation expenses were due to a confluence of motions that won’t continue in 2H 2026. UTMD still expects that litigation expense for the 2026 year will be less than in 2025 year as a whole.

The following table summarizes OE in 2Q and 1H 2026 compared to the same periods in 2025 by OE category:

OE Category	2Q 2026	% of sales	2Q 2025	% of sales	1H 2026	% of sales	1H 2025	% of sales
S&M:	$ 526	6.2	$ 524	5.3	$1,045	6.1	$1,024	5.2
G&A:	1,428	16.7	1,740	17.5	3,472	20.1	3,470	17.6
R&D:	154	1.8	135	1.3	308	1.8	290	1.5
Total OE:	2,108	24.7	2,399	24.1	4,825	28.0	4,784	24.3

Consolidated S&M expenses as a percentage of sales were higher due primarily to lower sales. The impact of differences in FX rates on foreign subsidiary S&M expenses added $2 in 2Q 2026 and $11 in 1H 2026.  Excluding the FX rate impact, consolidated 2Q 2026 S&M expenses were the same and consolidated 1H 2026 S&M expenses were just 1% higher due to higher trade show expenses in the U.S. and higher salary expenses OUS.

G&A expenses dominate UTMD’s OE, largely because of expenses of current Filshie litigation in the U.S. and the former non-cash expenses from the amortization of Identifiable Intangible Assets (IIA) associated with the acquisition of the Filshie Clip System in 2011 which have now been fully-amortized.

A segmentation of USD-denominated G&A expenses follows:

G&A Exp Category	2Q 2026	% of sales	2Q 2025	% of sales	1H 2026	% of sales	1H 2025	% of sales
IIA Amort- UK:	$ -		$ 531	5.3	$ 458	2.7	$1,032	5.2
Other– UK:	210		189		403		379
U.S. Litigation	497	5.8	280	2.8	935	5.4	587	3.0
Other– US:	554	6.5	603	6.1	1,325	7.7	1,197	6.1
IRE:	90		88		190		172
AUS:	41		16		85		34
CAN:	36		33		76		69
Total G&A:	1,428	16.7	1,740	17.5	3,472	20.1	3,470	17.6

Total consolidated G&A expenses in 2Q 2026 were $312 lower than in 2Q 2025, but as a percentage of sales only 0.8 percentage points lower, as a result of lower sales.  In 1H 2026, G&A expenses were about the same as in 1H 2025 despite the lack of IIA amortization expense in 2Q 2026 which was offset by higher litigation expenses and health care plan expenses in the U.S.

Higher 2Q litigation expenses resulted from the conclusion of expert witness fees not previously estimated, which fees should not continue into 2H 2026. 1H litigation expenses resulted from a confluence of summary judgment and other motions, along with expert witness costs, in the remaining four unresolved court cases (out of nineteen total). Unfortunately, although 2H 2026 litigation expenses should be lower than for 1H 2026, UTMD’s previous estimate that 2026 litigation expenses for the year as a whole would be less than in 2025 is no longer valid. Litigation expenses in 2025 were $1,355.  Management’s best guess now is that 2026 litigation expenses will be less than $1.6 million.

Foreign currency G&A expenses expressed in USD were increased by FX rate differences by $5 in 2Q 2026 and by $61 in 1H 2026.  In 1H 2026, $29 of the $61 higher G&A expense FX impact was due to the final non-cash identifiable intangible asset (IIA) amortization–UK expense in 1Q 2026 which resulted from the 2011 acquisition of Femcare. Other-US G&A expenses were $49 lower in 2Q 2026 compared to 2Q 2025, but $128 higher in 1H 2026 compared to 1H 2025. The 1H 2026 higher Other-US G&A expenses were primarily due to higher health plan costs for G&A employees in the U.S.

The differences in period-to-period R&D expenses were due to varying project costs and increases in salaries for the same number of people. Since all new product development work in 2026 was carried out in the U.S., there was no FX rate impact.

The impact of differing FX rates in 2026 compared to 2025 on consolidated OE expressed in USD was relatively minor. The AUD was the primary stronger currency.  Relative to the same periods in 2025, foreign currency OE in 2Q and 1H 2026 when converted to USD were increased by FX rate differences by a net $7 in 2Q 2026 and $72 in 1H 2026. The following table summarizes “constant currency” OE in 2Q and 1H 2026 compared to the same periods in 2025 by OE category:

OE Category	2Q 2026 const FX	2Q 2025	1H 2026 const FX	1H 2025
S&M:	$ 524	$ 524	$1,034	$1,024
G&A:	1,423	1,740	3,411	3,470
R&D:	154	135	308	290
Total OE:	2,101	2,399	4,753	4,784

Income Before Tax (EBT)

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI.  Consolidated 2Q 2026 EBT was $3,286 (38.5% of sales) compared to $3,835 (38.5% of sales) in 2Q 2025. Consolidated 1H 2026 EBT was $6,468 (37.5% of sales) compared to $7,694 (39.1% of sales) in 1H 2025.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms on June 30, 2026; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology.

Starting in 2024 for UTMD, there has been an additional excise tax included in UTMD’s NOE: a stock repurchase 1% excise tax enacted in the so-called “Inflation Reduction Act of 2022”.  The value of shares repurchased in 2Q 2026 and 1H 2026 was $77 and $206 respectively. Shares repurchased in 2Q 2025 and 1H 2025 were $3,488 and $6,709 respectively. The cumulative excise tax on share repurchases since 2024 has been $285.

Net NOI is NOI minus NOE.  Net NOI in 2Q 2026 was $637 compared to $640 in 2Q 2025. Net NOI in 1H 2026 was $1,254 compared to $1,345 in 1H 2025. The lower NOI in both periods was essentially due to lower interest rates. Remeasured foreign currency balances generated about $2 more in net NOE in 1H 2026 compared to 1H 2025.

EBITDA is a non-US GAAP metric that measures profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments. Management believes that this operating performance metric provides meaningful supplemental information to both management and investors and confirms UTMD’s ongoing excellent financial operating performance, as well as its ability to sustain high level financial performance during a challenging time.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 2Q 2026 consolidated EBT excluding the remeasured bank balance currency gain or loss (“adjusted consolidated EBITDA”) was $3,587 (42.1% of sales) compared to $4,671 (46.9% of sales) in 2Q 2025.  Adjusted consolidated EBITDA was $7,568 (43.9% of sales) in 1H 2026 compared to $9,323 (47.4% of sales) in 1H 2025. The lower EBITDA in both 2Q and 1H 2026 was due to lower EBT, accentuated by lack of IIA amortization expense in 2Q 2026. Adjusted consolidated trailing twelve months’ (TTM) EBITDA was $15,704 as of June 30, 2026.

UTMD’s non-US GAAP adjusted consolidated EBITDA is the sum of the elements in the following table, each element of which is a US GAAP number:

	2Q 2026	2Q 2025	1H 2026	1H 2025
EBT	$ 3,286	$ 3,835	$6,468	$7,694
Depreciation Expense	210	206	421	405
Femcare IIA Amortization Expense	-	531	458	1,032
Other Non-Cash Amortization Expense	16	8	20	17
Stock Option Compensation Expense	73	86	192	168
Interest Expense	-	-	-	-
Remeasured Foreign Currency Balances	2	5	9	7
UTMD non-US GAAP EBITDA:	$3,587	$4,671	$7,568	$ 9,323

Net Income (NI)

NI in 2Q 2026 of $2,686 (31.5% of sales) was 11.9% lower than the NI of $3,048 (30.6% of sales) in 2Q 2025.  The $362 lower 2Q 2026 NI was due to $546 lower OI combined with $3 lower net NOI, and a two-percentage point lower estimated average income tax provision rate. The average consolidated income tax provision rate (as a % of the same period EBT) in 2Q 2026 was 18.3% compared to 20.5% in 2Q 2025.

NI in 1H 2026 of $5,290 (30.7% of sales) was 13.1% lower than the NI of $6,089 (31.0% of sales) in 1H 2025.  The $799 lower 1H 2026 NI was due to $1,135 lower OI combined with $91 lower net NOI, and a lower estimated average income tax provision rate. The average consolidated income tax provision rate (as a % of the same period EBT) in 1H 2026 was 18.2% compared to 20.9% in 1H 2025.

The consolidated income tax provision rate varies as the mix in taxable income among U.S. and foreign subsidiaries with differing income tax rates differs from period to period. The basic corporate income tax rates in each of the sovereignties were the same as in the prior year.

Earnings per share (EPS)

Diluted EPS in 2Q 2026 were $0.844 compared to diluted EPS of $0.939 in 2Q 2025, a 10.1% decrease. Diluted EPS in 1H 2026 were $1.661 compared to diluted EPS of $1.858 in 1H 2025, a 10.6% decrease. The percentage decreases in EPS were lower than the decreases in NI as a result of fewer diluted shares.

Diluted shares were 3,183,554 in 2Q 2026 compared to 3,245,979 in 2Q 2025.  Diluted shares were 3,184,265 in 1H 2026 compared to 3,277,936 in 1H 2025. The lower diluted shares in both periods of 2026 were the result of shares repurchased during 1H 2026. Because the average exercise price of employee options was higher than the ending market price of the stock in both 2Q 2026 and 2Q 2025, the number of shares added as a dilution factor in both 2Q 2026 and 2Q 2025 were zero. The same was true for both 1H 2026 and 1H 2025. The number of shares used for calculating EPS in both years was higher than period-ending outstanding shares because of a time-weighted calculation of average outstanding shares.

Outstanding shares at the end of 2Q 2026 were 3,182,818 compared to 3,186,221 at the end of calendar year 2025. The difference was due to 3,403 shares repurchased in 1H 2026. Shares repurchased in 2Q 2026 were 1,207 at an average price of $64.10.  Shares repurchased in 1H 2026 were 3,403, at an average price of $60.54. The total cost of repurchasing shares in 1H 2026 was $206 plus a 1% excise tax. Outstanding shares one year earlier were 3,215,901 at the end of 2Q 2025. Outstanding shares at the end of calendar 2024 were 3,335,156. The total cost of repurchasing 454,299 shares in the ten calendar quarters since the end of 2023 at an average cost of $62.80/ share was $28,529 plus a 1% federal excise tax. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders.

The total number of outstanding unexercised employee and outside director options at June 30, 2026 was 119,086 at an average exercise price of $70.73, including shares awarded but not yet vested. This compares to 97,685 unexercised option shares at the end of 2Q 2025 at an average exercise price of $73.76/ share, including shares awarded but not vested. No employee options have been awarded in 2026.  Non-qualified option awards totaling 13,800 shares were made to 40 employees in October 2025 at an exercise price of $58.10.

UTMD paid $987 ($0.310/share) in dividends to stockholders in 2Q 2026 compared to $1,001 ($0.305/ share) paid in 2Q 2025. The dividends paid to stockholders during 2Q 2026 were 37% of NI. UTMD paid $1,976 ($0.310/share) in dividends to stockholders in 1H 2026 compared to $2,018 ($0.305/ share) paid in 1H 2025. The dividends paid to stockholders during 1H 2026 were 37% of NI.

UTMD’s closing share price at the end of 2Q 2026 was $68.98 up 11.3% from the closing price of $61.99 at the end of 1Q 2026, and up 23.3% from the closing price of $55.96 at the end of 2025.  The closing share price one year ago at the end of 2Q 2025 was $56.92.

Balance Sheet.

At June 30, 2026 compared to the end of 2025, UTMD’s cash and investments balance increased $1,772 to $87,528 despite use of $206 cash for share repurchases, $1,976 cash for dividends to stockholders, and $264 cash for capital equipment purchases. At June 30, 2026, net Intangible Assets decreased to 11.5% of total consolidated assets from 13.4% on June 30, 2025. UTMD’s very strong 48.6 current ratio at June 30, 2026 was higher than the 37.6 current ratio at December 31, 2025 as a result of favorable 1H 2026 working capital changes. The average age of trade receivables was 38 days from date of invoice at June 30, 2026 compared to 35 days at December 31, 2025, based on the most recent calendar quarter of sales. Average inventory turns declined to 1.7 in 2Q 2026 compared to 2.0 for the last quarter of 2025, as the Company intentionally increased WIP/FG goods inventory balances in order to keep productivity up during 1H 2026 lower sales.  Overall inventories increased $1,068 since the end of 2025, and receivables increased $43. Ending 2Q 2026 current liabilities declined $528 from the ending of 2025.

Foreign currency exchange (FX) rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 2Q 2026 compared to the end of calendar year 2025 and the end of 2Q 2025 were

	6-30-26	12-31-25	Change	6-30-25	Change
GBP	1.32571	1.34450	(1.4%)	1.37213	(3.4%)
EUR	1.14165	1.17344	(2.7%)	1.17706	(3.0%)
AUD	0.69141	0.66679	3.7%	0.65722	5.2%
CAD	0.70392	0.72914	(3.5%)	0.73422	(4.1%)

Financial ratios as of June 30, 2026 which may be of interest to stockholders follow:

1)Current Ratio = 48.6

2)Days in Trade Receivables (based on 2Q 2026 sales activity) = 38

3)Average Inventory Turns (based on 2Q 2026 CGS) = 1.7

4)2026 YTD ROE (before dividends) = 9%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare and the economy in general such as tariffs, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long-term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Second Quarter (three months ended June 30)

(in thousands except earnings per share):

	2Q 2026	2Q 2025	Percent Change
Net Sales	$ 8,529	$ 9,953	(14.3%)
Gross Profit	4,758	5,595	(15.0%)
Operating Income	2,649	3,196	(17.1%)
Income Before Tax	3,286	3,835	(14.3%)
Net Income	2,686	3,048	(11.9%)
Earnings Per Share	$ 0.844	$0.939	(10.1%)
Shares Outstanding (diluted)	3,184	3,246

INCOME STATEMENT, First Half (six months ended June 30)

(in thousands except earnings per share):

	1H 2026	1H 2025	Percent Change
Net Sales	$ 17,252	$ 19,663	(12.3%)
Gross Profit	10,040	11,133	( 9.8%)
Operating Income	5,215	6,349	(17.9%)
Income Before Tax	6,468	7,694	(15.9%)
Net Income	5,290	6,089	(13.1%)
Earnings Per Share	$ 1.661	$ 1.858	(10.6%)
Shares Outstanding (diluted)	3,184	3,278

BALANCE SHEET

(in thousands)	(unaudited) JUN 30, 2026	(unaudited) MAR 31, 2026	(audited) DEC 31, 2025	(unaudited) JUN 30, 2025
Assets
Cash & Investments	$87,528	$87,406	$85,756	$82,179
Accounts & Other Receivables, Net	3,565	3,636	3,522	3,632
Inventories	9,003	8,722	7,935	8,233
Other Current Assets	543	614	529	331
Total Current Assets	100,639	100,378	97,742	94,375
Property & Equipment, Net	9,631	9,721	9,908	10,257
Intangible Assets, Net	14,302	14,283	14,892	16,170
Total Assets	$124,572	$124,382	$122,542	$120,802
Liabilities & Stockholders’ Equity
Accounts Payable	876	1,194	911	737
Other Accrued Liabilities	1,194	2,311	1,687	1,517
Total Current Liabilities	$2,070	$3,505	$2,598	$2,254
Deferred Tax Liability – Intangible Assets	-	-	114	389
Long Term Lease Liability	194	210	225	256
Deferred Revenue and Income Taxes	274	294	337	370
Stockholders’ Equity	122,034	120,373	119,268	117,533
Total Liabilities & Stockholders’ Equity	$124,572	$124,382	$122,542	$120,802